Exhibit 3.546
FILED
95 MAY- 4 PM 3:55
SECRETARY OF STATE
TALLAHASSEE, FLORIDA
ARTICLES OF INCORPORATION
OF
GULFCOAST WASTE SERVICE, INC.
ARTICLE I — NAME
     The name of this corporation is GULFCOAST WASTE SERVICE, INC.
ARTICLE II — PURPOSE
     The corporation shall be authorised to transact all legal business of any nature.
ARTICLE III — CAPITAL STOCK
     The capital stock authorized, the par value thereof, and the class of such stock shall be as follows:

Number of Shares	Par Value Per	Class of
Authorized	Share	Stock
1,000	$1.00	Common
ARTICLE IV — PREEMPTIVE RIGHTS
     Every shareholder, upon the sale for cash of any new stock of this corporation of the same kind, class or series as that which he already holds, shall have the right to purchase his prorata share thereof (as nearly as may be done without issuance of fractional shares) at the price at which it is offered to others.
ARTICLE V — INITIAL REGISTERED
OFFICE AND AGENT
     The street address of the initial principal and mailing office of this corporation is:
200 East Las Olas Blvd., Suite 1420
Ft. Lauderdale, FL 33301

and the name and address of the initial registered agent of this corporation is:

Name	Address
Ronald R. Fieldstone	2601 S. Bayshore Drive
Suite 1600
Miami, Florida 33133
ARTICLE VI — COMMENCEMENT
     This corporation shall commence on the date on which these Articles are filed with the Secretary of State.
ARTICLE VII — INITIAL
BOARD OF DIRECTORS
     This corporation shall have one director initially. The number of directors may be either increased or diminished from time to time by the By-Laws, but shall never be less than one. The names and addresses of the initial directors of this corporation are:

Name	Address
Harris W. Hudson	200 East Las Olas Blvd.
Suite 1420
Ft. Lauderdale, FL 33301
ARTICLE VIII — INCORPORATOR
     The name and address of the person signing these Articles of Incorporation is;

Name	Address
Harris W. Hudson	200 East Las Olas Blvd.
Suite 1420
Ft. Lauderdale, FL 33301
ARTICLE IX — BY-LAWS
     The power to alter, amend or repeal By-Laws shall be vested in the Board of Directors and the shareholders.

ARTICLE X — INDEMNIFICATION
     The corporation shall indemnify any officer or director, or any former officer or director, to the fullest extent permitted by law.
ARTICLE XI — AMENDMENT
     This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.
     IN WITNESS WHEREOF, the undersigned subscriber has executed these Articles of Incorporation this 13 day of April, 1995.

/s/ Harris W. Hudson
Harris W. Hudson
Subscriber and Director

STATE OF FLORIDA	)
) ss.
COUNTY OF BROWARD	)
     BEFORE ME, the undersigned authority, authorized to take acknowledgments in the State and County set forth above, personally appeared Harris W. Hudson, who is known to me or who has produced                                          as identification and who did take an oath.
     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, in the State and County aforesaid, this 13 day of April, 1995.

/s/ Joanne T. Elliott
Signature

/s/ Joanne T. Elliott
Print (Notary’s Name)
Notary Public, State of Florida
Notarial Seal:

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